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                                                                     Exhibit 5

                                            July 31, 1998

The First Years Inc.
One Kiddie Drive
Avon, Massachusetts 02322

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 1,340,000 shares of common stock, $.10 par value (the "Shares"), of The First Years Inc. (the "Company").

     We have acted as special counsel for the Company in the past and are familiar with the action taken by the Company in connection with the Company's 1993 Equity Incentive Plan and 1993 Stock Option Plan for Directors (the "Plans"). For purposes of this opinion, we have examined the Plans and such other documents as we have deemed appropriate.

     Based upon the foregoing, we are of the opinion that, when the Shares have been issued and sold and consideration received by the Company therefor in accordance with the terms of the Plans, the Shares will have been validly issued and will be fully paid and non-assessable.

     We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ Ropes & Gray

                                            Ropes & Gray